                                                                    Exhibit 10.2

          Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.

                           EXCLUSIVE LICENSE AGREEMENT
                                     BETWEEN

                      CHILDREN'S MEDICAL CENTER CORPORATION

                                       AND

                            BOSTON LIFE SCIENCES INC.

                          INVESTIGATOR: DR. ZHIGANG HE

                                TABLE OF CONTENTS

ARTICLE I.    DEFINITIONS..................................................    2
ARTICLE II.   GRANT........................................................    6
ARTICLE III.  DUE DILIGENCE AND RELATED MATTERS............................   10
ARTICLE IV.   ROYALTIES AND OTHER PAYMENTS.................................   13
ARTICLE V.    REPORTS, RECORDS AND RELATED MATTERS.........................   15
ARTICLE VI.   PATENT PROSECUTION...........................................   17
ARTICLE VII.  INFRINGEMENT.................................................   18
ARTICLE VIII. UNIFORM INDEMNIFICATION AND INSURANCE PROVISIONS.............   19
ARTICLE IX.   COMPLIANCE WITH LAWS; EXPORT CONTROLS........................   21
ARTICLE X.    NON-USE OF NAMES.............................................   21
ARTICLE XI.   ASSIGNMENT...................................................   22
ARTICLE XII.  DISPUTE RESOLUTION AND ARBITRATION...........................   22
ARTICLE XIII. TERM AND TERMINATION.........................................   22
ARTICLE XIV.  PAYMENTS, NOTICES, AND OTHER COMMUNICATIONS..................   23
ARTICLE XV.   GENERAL PROVISIONS...........................................   24
Appendix 1    Intellectual Property Developed by Dr. Zhigang He at CMCC
              Prior to the Effective Date                                     28
Appendix 2    List of Biological Materials                                    29
Appendix 3    Patent Rights                                                   30
Appendix 4    Sponsored Research Agreement                                    31
Appendix 5    Initial Development Plan                                        49
Appendix 6    Confidentiality Disclosure Agreement                            50
Appendix 7    Diligence Requirements for the Technologies Licensed            54
              Exclusively Under this Agreement

                           EXCLUSIVE LICENSE AGREEMENT

This Agreement is made and entered into as of the date last written below (the Effective Date), by and between CHILDREN'S MEDICAL CENTER CORPORATION, a charitable corporation duly organized and existing under the laws of the Commonwealth of Massachusetts and having its principal office at 300 Longwood Avenue, Boston, Massachusetts, 02115, U.S.A. (hereinafter referred to as "CMCC"), and Boston Life Sciences Inc., a business corporation organized and existing under the laws of the State of Delaware and having its principal office at 85 Main Street, Hopkinton, MA, 01748 (hereinafter referred to as "Licensee").

WHEREAS, CMCC is the owner of certain Patent Rights (as that term shall be defined hereafter) and has the right to grant exclusive licenses under the Patent Rights, subject only to a royalty-free, nonexclusive license granted to the United States Government for those inventions and ensuing patents developed with U.S. Government funding, and certain laws and regulations relating to Federally-funded projects and institutions;

WHEREAS, in furtherance of its charitable and research missions and those laws and regulations, CMCC desires to have the Patent Rights utilized to promote the public interest and to further that goal is willing to grant a license to Licensee on the terms and conditions described herein;

WHEREAS Licensee desires to sponsor research in the laboratory of CMCC investigator, Dr. Zhigang He, specifically in the area of reduction of the inhibition of axonal growth in the environment that surrounds the neuron ("Negative Regulators") in the amounts and conditions specified in the accompanying Sponsored Research Agreement and desires to obtain certain rights, as described herein, to the intellectual property resulting from that sponsored research;

WHEREAS Licensee desires to license from CMCC the intellectual property in the area of the inhibitory mechanisms of axon regeneration listed in Appendix 1 which was developed by Dr. Zhigang He at CMCC prior to the Effective Date and is related to the area of study in the Sponsored Research Program;

WHEREAS, Licensee has previously sponsored research in the laboratory of another CMCC investigator, Dr. Larry Benowitz and has exclusively licensed from CMCC intellectual property resulting from such sponsored research through existing license agreements;

WHEREAS, Licensee and CMCC have agreed to renegotiate Dr. Benowitz' existing license agreements and have agreed that the obligations of both parties starting on the effective date and going forward will be governed by the new license agreement and not by those existing license agreements;

WHEREAS, Licensee desires to continue to sponsor research in the laboratory of Dr. Larry Benowitz in the area of activation of the growth program of the neuron ("Positive Regulators") and desires to obtain certain rights to the intellectual property arising from that sponsored research;

WHEREAS Dr. Benowitz's technology CMCC 1154 involves the use of a specific combinatorial treatment to enhance brain rewiring such treatment being a combination of Positive Regulators and Negative Regulators;

WHEREAS the Licensed Products to be developed by Licensee for therapeutic use may consist of one or more Positive Regulators, one or more Negative Regulators or combinations of Positive and Negative Regulators, based on the results of the sponsored research to be developed both in the laboratories of Dr. Zhigang He and Dr. Larry Benowitz;

WHEREAS, Licensee has represented to CMCC that Licensee is ready, willing and able to engage in the commercial development, production, manufacture, marketing and sale of Licensed Products (as that term shall be defined hereafter) and/or the use of Licensed Processes (as that term shall be defined hereafter) and that it will implement a thorough, vigorous and diligent development program as described in this Agreement;

WHEREAS, Licensee desires to obtain an exclusive license, within a designated territory and for a prescribed field of use, relating to certain licensed products and processes within the scope of the Patent Rights, subject to the terms and conditions of this Agreement;

NOW, THEREFORE, in consideration of the promises and the mutual covenants contained herein, the parties hereto agree as follows:

ARTICLE I. DEFINITIONS

     For the purpose of this Agreement, the following words and phrases shall have the meanings set forth below:

A. "Affiliate" shall mean any company or other legal entity actually controlling, controlled by or under common control with Licensee. For purposes of the definition of "Affiliate" the term "control" shall mean:
     (i) in the case of a corporate entity, the ability to effect the election of directors, or in the case of a for-profit entity direct or indirect ownership of at least a majority of the stock or participating shares entitled to vote for the election of directors of that entity, in any case coupled with active managerial involvement and accountability for directing the business and affairs of that entity; (ii) in the case of a partnership, the power customarily held by a managing partner to direct the management and policies of such partnership, provided that such power is actively exercised; or (iii) in the case of a joint venture, whether in corporate, partnership or other legal form, a prevailing joint economic interest coupled with a managerial role entailing active direction, control and accountability with respect to the business and affairs of the entity.

B. "Analogue Inventions" shall mean inventions conceived and reduced to practice during the Sponsored Research Program, generally related to the subject matter described in the claims or specifications of the Patent Rights, that (i) CMCC owns or has sufficient rights to transfer to Licensee; (ii) derive from the activities of Dr. Zhigang He and/or others in his laboratory while at CMCC; (iii) are invented in the performance of and with funding provided by Licensee under the Sponsored Research Program;
     (iv) are not identified for further development by Licensee as a Licensed Product either directly or through a sublicense in the accepted Development Plan; (v) are in the same biochemical pathway or are therapeutically active biochemical analogues of products identified by Licensee for development in the accepted Development Plan; and (vi) are identified by Licensee as being potential but less desirable therapeutic alternatives, for the same indications, to identified products to be developed under the accepted Development Plan, and confirmed as Analogue Inventions pursuant to Section II.M hereof.

C. Biological materials" shall mean the CMCC specific proprietary biological materials listed in Appendix 2, such list to be provided by Licensee after discussion with Dr. Zhigang He (including Progeny and Unmodified Derivatives of those materials, but excluding Modifications except to the extent they incorporate such materials), which may be updated from time to time upon mutual written agreement of the Intellectual Property Office of CMCC and Licensee. For purposes of this definition, Progeny shall mean an unmodified descendant from the Material, such as a virus from virus, cell from a cell, or organism from an organism; Unmodified Derivatives shall mean substances created by the Licensee which constitute an unmodified functional subunit or product expressed by the original Material (such as subclones of unmodified cell lines, purified or fractionated subsets of the original Material, proteins expressed by DNA/RNA, or monoclonal antibodies secreted by a hybridoma cell line); and Modifications shall mean substances created by the Licensee which contain or incorporate the Material.

D. "CMCC Multiple Factor Product(s) or Process(es)" shall mean any Licensed Product(s) or Processes(es) that contains more than one Positive Regulator, more than one Negative Regulator or a combination of Positive and Negative Regulators.

E. "Combination Product(s) or Process(es)" shall mean a product or process that includes a Licensed Product or Licensed Process sold in combination with another component(s) whose manufacture, use or sale by an unlicensed party would not constitute an infringement of the Patent Rights licensed in this Agreement.

F. "Field of Use" shall mean treatment of Central and Peripheral Nervous System diseases or conditions in humans in the subfields of [**].

G. "First Commercial Sale" shall mean, with respect to each country: (i) the first sale of any Licensed Product or Licensed Process by Licensee or any Sublicensee, following approval of such Licensed Product's or Licensed Process's marketing by the appropriate governmental agency, if any such approval is necessary, for the country in which the sale is to be made; or
     (ii) when governmental approval is not required, the first sale in that country of the Licensed Product or Licensed Process.

H. "Improvements" shall mean any modification or improvement directed to the subject matter described in the claims or specifications of the Patent Rights; (i) which CMCC owns or has sufficient rights to transfer; (ii) deriving from the activities of Dr. Zhigang He and/or others in his laboratory while at CMCC; (iii) discovered or invented in the performance of and with funding under the Sponsored Research Program and within the scope of said Program. In addition, subject to the same terms (i), (ii) and
     (iii) of this

     Article H. Improvements shall also include any new factors or targets affecting axon regeneration. Improvements do not include New Developments.

I. "Joint Patent Rights" shall mean patent applications or patents on inventions made jointly by employees of Licensee and employees of CMCC during the course of the Sponsored Research Program. The inventorship for the Joint Patent Rights shall be determined by U.S. patent law.

J. "Know-how" shall mean unpatented manufacturing and scientific information, including, chemical manufacturing data, toxicological data, pharmacological data, preclinical data, assays, platforms, formulations, specifications, and quality control testing data, (i) in the Field of Use; (ii) which CMCC owns or has sufficient rights to license hereunder; (iii) deriving from the activities of Dr. Zhigang He and/or others in his laboratory while at CMCC and prior to the Effective Date or developed under and within the scope of the Sponsored Research Program; and (iv) that are necessary or useful and related to the development or manufacture of Licensed Products. In addition, Know-how shall also include unpatented Improvements.

K.   "Licensed Product" shall mean any product or part thereof in the Field of
     Use:

     1. The manufacture, use or sale of which would infringe any one of the issued, unexpired claim(s) or any one of the pending claim(s) contained in the Patent Rights in any country within the Territory. (A claim of any issued, unexpired Patent Right shall be presumed to be valid unless and until it has been held to be invalid by a final judgment of a court of competent jurisdiction from which no appeal can be or is taken); or

     2. The manufacture or use of which uses a "Licensed Process" as that term shall be defined hereafter; or

     3.   Is a Licensed Process.

     4.   Is a CMCC Multiple Factor Product(s) or Process(es)

L. "Licensed Process" shall mean any process that would infringe any one of the issued, valid, enforceable, unexpired claim(s) or any one of the pending claim(s) contained in the Patent Rights in any country in the Territory. A claim of any issued, unexpired Patent Right shall be presumed to be valid unless and until it has been held to be invalid by a final judgment of a court of competent jurisdiction from which no appeal can be or is taken.

M. "Licensee" shall mean Licensee, and successors and assignees permitted by this Agreement (including Affiliates where they are assignees permitted by this Agreement).

N. "Net Sales" shall mean the gross sales price billed, invoiced, or received (whichever occurs first) for sales, leases, or other transfers of Licensed Products received by Licensee, its Affiliates, its agents, or its Sublicensees for any Licensed Products to a final customer who will be an end user of the Licensed Product and is not an Affiliate or Sublicensee, less (to the extent appropriately documented) the following amounts:

          (a) credits and allowances for price adjustment, rejection, or return of Licensed Products previously sold;

          (b) rebates, quantity and cash discounts to purchasers allowed and taken;

          (c) amounts for third party transportation, insurance, handling or shipping charges to purchasers;

          (d) taxes, duties and other governmental charges levied on or measured by the sale of Licensed Products, whether absorbed by Licensee or paid by the purchaser so long as Licensee's price is reduced thereby, but not franchise or income taxes of any kind whatsoever;

          (e) for any sale in which the United States government, on the basis of its royalty-free license pursuant to 35 USC Sec. 202(c) to any Patent Right, requires that the gross sales price of any Licensed Product subject to such Patent Right, be reduced by the amount of such royalty owed Licensor, the amount of such royalty.

          Net Sales also includes the fair market value which shall be mutually agreed in good faith between the parties of any non-cash consideration received by Licensee or any Sublicensee for the sale, lease, or transfer of Licensed Products. Transfer of a Licensed Product within Licensee or between Licensee and an Affiliate for sale by the transferee shall not be considered a Net Sale for purposes of ascertaining royalty charges. In such circumstances, the gross sales price and resulting Net Sales price shall be based upon the sale of the Licensed Product by the transferee.

O. "New Developments" shall mean inventions and/or technologies (i) discovered or invented in the performance of the Sponsored Research Program, (ii) funded by and within the scope of the Sponsored Research Program, (iii) but not directed to the subject matter specifically described by the specification or claims of Patent Rights and (iv) is not a new factor or target affecting axon growth. New Developments do not include Improvements.

P. "Patent Rights" shall mean all of the following intellectual property which CMCC owns or has rights to during the Term of this Agreement as hereafter defined, including:

     1. The United States and foreign patents and/or patent applications listed in Appendix 3 attached hereto and incorporated herein by reference and divisionals and continuations thereof.

     2. The United States and foreign patents issued from the applications listed in Appendix 3 and from divisionals and continuations of those applications.

     3. Claims of United States and foreign continuation-in-part applications, and of the resulting patents, which are directed to the subject matter specifically described in the United States and foreign patent applications described in Appendix 3.

     4. Claims of all later filed foreign patent applications, and of the resulting patents, which are directed to the subject matter specifically described in the United States patent and/or patent applications described in subparagraphs 1, 2 or 3 of this Article I, Section P.

     5. Any reissues, divisions, amendments or extensions of the United States or foreign patents described in subparagraphs 1, 2, 3 or 4 of this
          Article I, Section P. Patent Rights shall include Improvements upon Licensee's request if accompanied by an acceptable Development Plan or an amendment to the Development Plan relating to such Improvements as described in Section II.A.3 hereof. Subject to Article II.3. and
          Article II.4. of this Agreement, Patent Rights shall also include Joint Patent Rights. Notwithstanding the foregoing, Patent Rights does not include New Developments.

Q. "Sponsored Research Program" shall mean the research program sponsored by Licensee in the laboratory of Dr. Zhigang He while at CMCC starting at the effective date, in the amounts and under the conditions specified in the accompanying Sponsored Research Agreement attached as Appendix 4.

R. "Sublicensee" shall mean a person or entity unaffiliated with Licensee to whom Licensee has granted an arm's length sublicense under this Agreement.

S.   "Territory" shall mean worldwide.

T.   "Term" shall have the meaning stated in paragraph A of Article XIII.

ARTICLE II. GRANT

A. Subject to the terms of this Agreement, and conditioned on the faithful performance by Licensee of its obligations, CMCC hereby grants to Licensee:

     1. the worldwide right and exclusive license to make, have made, use, lease, sell and sublicense the Licensed Products, and to practice the Licensed Processes, in the Territory for the Field of Use to the end of the Term, unless sooner terminated as provided in this Agreement.

     2. a non-exclusive license to Know-how, and a non-exclusive license to use Biological Materials in connection with Licensee's research and development of Licensed Products and/or Licensed Processes; provided that such license shall not include the right to sublicense or transfer such Know-how or Biological Materials except to contractors of Licensee for the purpose of carrying out the Development Plan.

     3. the right to amend Appendix 3 (the Patent Rights) to add Improvements at any time during the period the Licensee is supporting the Sponsored Research Program, upon the acceptance by CMCC of the Development Plan or an amendment to the Development Plan relating to such Improvements.

     4. the right to amend Appendix 3 (the Patent Rights) to add Analogue Inventions at any time during the period the Licensee is supporting the Sponsored Research Program, upon the acceptance by CMCC of the Development Plan or an amendment to the Development Plan relating to such Analogue Inventions, pursuant to Section III (C) below.

     5. a [**] exclusive option to a license to any issued or pending claims in the New Developments. The time of the option period for each New Development begins at the time CMCC notifies Licensee, in writing, of such New Development. During the option period, CMCC and Licensee agree to negotiate in good faith to establish the terms of a license agreement granting Licensee exclusive rights to make, have made, use and sell New Development licensed products in the area of the licensed application. Such New Development license agreement shall be consistent with CMCC's customary license to for-profit third parties for commercial development, and shall include at least the following provisions: patent prosecution by CMCC with input from Licensee, payment by Licensee of all past and future patent prosecution costs, license fees, royalty payments, a commitment by Licensee and any sublicensee to exert best efforts to introduce the licensed material into public use as rapidly as practicable, the right of CMCC to terminate the license should Licensee not meet specified due-diligence milestones or make required payments or reports, and indemnity and insurance provisions satisfactory to CMCC and its insurance carrier. Before receiving such a license, Licensee shall demonstrate to CMCC that it has appropriate and sufficient available resources, including liquid financial resources, management experience, and sufficient scientific, business and other expertise, and that such resources will be committed to satisfy its obligations under any license; and agree with CMCC to a development plan which will be included as a term of the New Development license agreement. If Licensee and CMCC are unable to sign a license for the New Development within the [**] option period, at the end of the [**] option period CMCC shall be free to license the New Developments to third parties without further obligation to Licensee. If Licensee decides not to pursue said New Development at any point before the end of the [**] period, Licensee agrees to inform CMCC of Licensee's decision and CMCC shall be free to license the New Developments to third parties without further obligation to Licensee.

B. Notwithstanding anything above to the contrary, CMCC shall retain a royalty-free, nonexclusive, right to practice and use, and to license for a nominal fee (such as shipping and handling charges) to other academic nonprofit research organizations to practice and/or use the Patent Rights, Licensed Products and Licensed Processes, for research, educational, clinical and/or charitable purposes only. CMCC shall use reasonable efforts to notify Licensee of such sublicenses. Any such sublicense shall specifically exclude and prohibit commercialization of the Patent Rights unless the sublicensee enters into an agreement with Licensee on terms consistent with this Agreement but in other respects agreeable to Licensee in Licensee's sole discretion.

C. All intellectual Property arising before the Effective Date of this Agreement and not listed in Appendix 1 is specifically excluded from this agreement. Without limiting the foregoing, excluded intellectual property includes any intellectual property resulting or arising from collaborations that started before the Effective Date, including, without limitation, collaborations listed in Appendix E of the Sponsored Research Agreement.

D. In order for CMCC to comply with Article II.A (5) above, Licensee agrees not to solicit the disclosure of new discoveries directly from Dr. Zhigang He without the knowledge of the CMCC Intellectual Property Office. If Licensee receives a disclosure from Dr. Zhigang He, Licensee agrees (i) to inform the CMCC Intellectual Property Office about the new disclosure as soon as possible, (ii) to keep such disclosure confidential, and (iii) not to use such disclosure for any purpose, until the CMCC Intellectual Property Office has been notified. The parties agree that a representative of the Intellectual Property Office will be invited to attend the biannual annual report meetings where Dr. Zhigang He will be disclosing new scientific information obtained in the Sponsored Research Program to Licensee.

E. Notwithstanding any other provision of this Agreement, the license and any sublicense shall be subject to the rights of the United States government, if any, under Public Law 96-517, 97-226, and 98-620, codified at 35 U.S.C. sec. 200-212 and any regulations promulgated thereunder; the obligations of CMCC under applicable laws and regulations; and Licensee's warranty to comply with all applicable laws and regulations.

F. Licensee agrees that pursuant to 35 USC Section 204 Licensed Products leased or sold in the United States shall be manufactured substantially in the United States as and to the extent required by applicable laws. Upon the First Commercial Sale and thereafter, Licensee's annual report to CMCC shall substantiate Licensee's compliance with this provision.

G. The license granted hereunder shall not be construed to confer any rights upon Licensee by implication, estoppel or otherwise as to any inventions, discoveries, know-how, technology or other intellectual property not described in Paragraph A of this Article.

H. As a condition of the license granted hereunder, Licensee hereby irrevocably covenants and agrees that it will not, directly or indirectly, in any respect, use non-public information it has acquired in the course of prosecution of the Patent Rights from CMCC and/or patent counsel prosecuting the Patent Rights, or non-public information Licensee has provided, or recommendations made by Licensee that have been implemented in whole or in part with respect to prosecution of the Patent Rights, to challenge the Patent Rights or CMCC's ownership of such rights. Any assignment or sublicense granted by Licensee shall contain an identical commitment by the assignee or sublicensee.

I. Nothing in this Agreement shall be construed to limit or constrain CMCC, or any officer, director, employee, member of its medical staff, or of any CMCC Affiliate, from continuing to engage in related research; or from the development of related or unrelated inventions, discoveries, rights or technology, and from practicing, licensing or sublicensing related or unrelated intellectual property rights arising from inventions occurring after the Effective Date of this Agreement; or from academic publication related thereto; or from entering into agreements and other relationships with other persons or organizations related to matters not directly and expressly within the scope of this Agreement or from exercising any rights whatsoever with respect to the Biological Materials and Licensed Know-how.

J. Licensee shall have the right to enter into sublicensing agreements with respect to any of the rights, privileges, and licenses granted hereunder, subject to the terms and conditions hereof. CMCC agrees that, in the event CMCC terminates this Agreement for any reason provided hereafter, CMCC shall provide to known Sublicensees, no less than sixty (60) days prior to the effective date of said termination, written notice of said termination at the address specified by Licensee in the notice provided to CMCC under paragraph I of this Article. If the Sublicensee may, during that sixty (60) day period, provide to CMCC notice that the Sublicensee: (i) reaffirms the terms and conditions of this Agreement as it relates to the rights the Sublicensee has been granted under the sublicense; (ii) agrees to abide by all of the terms and conditions of this Agreement applicable to Sublicensees and to discharge directly all pertinent obligations of Licensee which Licensee is obligated hereunder to discharge; and (iii) acknowledges that CMCC shall have no obligations to the Sublicensee other than its obligations set forth in this Agreement with regard to Licensee. CMCC agrees that, provided that Sublicensee notice is satisfactory, and Sublicensee is not in breach of its sublicense, CMCC shall grant to such Sublicensee license rights and terms equivalent to the sublicense rights and terms which the Licensee shall have granted to said Sublicensee; provided that the Sublicensee shall remain a Sublicensee under this Agreement for a period of at least sixty (60) days following receipt of notice from CMCC.

K. In any event, Licensee agrees that any sublicense granted by it shall provide that the obligations to CMCC of Articles II (Grant), V (Reports and Records), VII (Infringement), VIII (Insurance and Indemnification), IX (Compliance with Laws; Export Controls), X (Non-Use of Names), XI (Assignment), XII (Dispute Resolution), XIII (Term and Termination) and XV (General Provisions) of this Agreement shall be binding upon the Sublicensee, for the benefit of CMCC, as if it were a party to this Agreement. In addition, every sublicense shall contain within it requirements for commercially reasonable due diligence in developing or exploiting the Patent Rights, or selling Licensed Products, as specifically applicable, shall obligate Licensee to enforce those provisions consistent with achieving Licensee's obligations pursuant to this Agreement, and shall make CMCC a third-party beneficiary of the sublicense, with the right, but not the obligation, to enforce Licensee's rights in the event Licensee fails to, provided that CMCC has provided Licensee [**] days written notice to Licensee of CMCC's intention to do so. Licensee agrees to provide to CMCC notice of any sublicense granted hereunder and to forward to CMCC a copy of any and all fully executed sublicense agreements within [**] days of execution. Licensee further agrees to forward to CMCC annually a copy of such reports received by Licensee from its Sublicensees during the preceding [**] month period as shall be pertinent to a royalty accounting under the applicable sublicense and compliance with the other terms of this Agreement.

L. Licensee shall advise CMCC in writing of any consideration received from Sublicensees, and, at CMCC's request, provide such information in an electronic or other format recognizable by CMCC's data processing systems. Licensee shall not accept from any Sublicensee anything of value in lieu of cash payments to discharge sublicensee's payment obligations under any sublicense granted under this Agreement, without the express written permission of CMCC, which permission shall not be unreasonably withheld but may take into account a reasonable valuation for purposes of Licensee's payment obligations to CMCC.

M. The parties acknowledge that the Sponsored Research Program may yield inventions that provide less desirable therapeutic alternatives to inventions selected for development by Licensee, and that licensing by CMCC of such alternatives to other companies could create barriers to the successful dissemination of the more desirable therapeutics through adequate security for corporate investment. Therefore, CMCC covenants and agrees that it will not license to third parties those Analogue Inventions that have been mutually identified through the following process, and subject to the following terms:

          (a) the Analogue Inventions have been identified in writing in the Development Plan accepted by CMCC, or a CMCC-accepted amendment thereof, which shall further describe how the Analogue Inventions satisfy the criteria described section I (B) hereof;

          (b) CMCC has agreed in writing that the proposed Analogue Inventions satisfy such criteria, which agreement shall not be unreasonably withheld, or withheld on grounds other than whether the criteria of Section I (B) are satisfied;

          (c) Licensee agrees, in a binding undertaking, that it shall bear any additional costs, including patent costs, that arise from continuing to provide patent protection for the Analogue Inventions;

          (d) Licensee remains in continuing compliance with this Agreement, including without limitation the Development Plan obligations with respect to the proposed Licensed Product, identified in the Development Plan or any amendment thereof, to which the Analogue Invention relates;

          (e) Should Licensee desire to develop and sell an Analogue Invention, it shall seek to do so through an acceptable amendment to its Development Plan pursuant to Article III hereof.

ARTICLE III. DUE DILIGENCE AND RELATED MATTERS

A. Licensee, upon execution of this Agreement, shall use best efforts in good faith to bring one or more Licensed Products to market as soon as practicable, consistent with sound and legal business practices and judgment, through a vigorous and diligent program for exploitation of the Patent Rights. Licensee shall use best efforts to obtain all necessary government approvals for the manufacture, use, sale and distribution of Licensed Products. Thereafter, Licensee agrees that until expiration or termination of this Agreement, Licensee shall continue active and diligent efforts to keep Licensed Products reasonably available to the public, in quantities sufficient to meet market demand, in the Territory. In the event Licensee decides not to exploit a licensed Patent Right, or Field of Use, it shall promptly inform CMCC in writing and shall surrender to CMCC its license to that Patent Right or Field of Use.

B. For the sake of clarity, the parties agree that three levels of diligence will apply to the technologies described in this Agreement, as further described in Appendix 7:

     1-Group A: Technologies chosen by Licensee or by a sublicensee for development as a Licensed Product. Subject to the diligence requirement as per Paragraph III (C) below. This group specifically includes (i) The existing technologies listed in Appendix 1; (ii) Improvements. Group A specifically excludes Analogue Inventions.

     2-Group B: Analogue Inventions: Subject to no diligence requirements, provided that Licensee is in compliance with the provisions of this Article applicable to the proposed Licensed Product to which the Analogue Invention relates.

     3-Group C: New Developments. Subject to new due diligence requirements governed by a new license agreement between CMCC and Licensee if Licensee exercises the option as per Paragraph II A (5) above.

C. The parties acknowledge that Licensee has provided to CMCC prior to the date of execution of this Agreement a proposed written development plan ("Initial Development Plan") setting forth critical milestones to be accomplished by Licensee during the term of this Agreement. The Initial Development Plan is attached hereto as Appendix 5 and is hereby incorporated herein by reference. No later than [**] from the Effective Date of this Agreement, Licensee shall provide to CMCC written notice of which Positive and/or Negative Regulators covered by the Patent Rights, including any Improvements, Licensee intends to develop into Licensed Products, and a selection of at least three subfields in the Field of Use. Such selection will define the technologies in Group A. In addition, such written notification will include a commercialization development plan ("Development Plan") setting forth the initial indications and markets for at least one Licensed Product in each one of the chosen subfields. The parties have agreed that although Licensee is licensing technologies both from Dr. Zhigang He through this License Agreement and from Dr. Larry Benowitz through a companion license agreement, Licensee is required to provide only one Development Plan for both license agreements in each chosen subfield. Such Development Plan may include technologies (a) only from Dr. Zhigang He' laboratory; (b) only from Dr. Larry Benowitz's laboratory; or (c) a combination of both. The Development Plan will also include: (i) time-delimited targets for pre-clinical development, clinical trials, regulatory approval, manufacturing and marketing that represent reasonable efforts, consistent with industry norms for similar technology and applications, to bring Licensed Products and Licensed Processes to the marketplace; and (ii) actual or projected financial resources and/or strategic alliances that will be required to implement the Development Plan. The Development Plan and any amendments to the Development Plan shall be acceptable to CMCC. All rights granted herein to Patent Rights covering axonal growth factors in this group, either from Dr. Zhigang He' or Dr. Larry Benowitz's laboratory, for which Licensee has not submitted a Development Plan at the [**] anniversary of the Effective Date shall automatically revert back to CMCC, without further action from CMCC. CMCC shall be free to license such rights to a third party without any further obligations to Licensee.

     Analogue Inventions: If at any point Licensee decides to develop a Licensed Product from an Analogue Invention, Licensee shall notify CMCC in writing of Licensee's desire to amend Appendix 3 (Patent Rights) of this Agreement to add Analogue Inventions and present a development plan for such new Licensed Product. Upon CMCC's approval of this development plan this Analogue Inventions will become part of Patent Rights in Appendix 3.

D. Licensee shall use good faith and diligent efforts to accomplish the milestones set forth in the Development Plan and to manufacture and distribute Licensed Products.

E. Notwithstanding anything above to the contrary, CMCC shall not unreasonably withhold its consent to any revision of the objective(s) set forth in the Development Plan when requested in writing in advance by Licensee and the request is supported by evidence reasonably acceptable to CMCC: (i) of technical difficulties or delays in the clinical studies or regulatory process that Licensee could not reasonably have been avoided; (ii) Licensee is proposing and will implement satisfactory and effective means of addressing such difficulties or delays, including sufficient financial and technical resources; and (iii) that Licensee, its Affiliates and/or sublicensees have in good faith made diligent efforts and expended adequate resources to meet said objective and will continue to do so.

F. In the event Licensee fails to meet the objective(s) set forth in the Development Plan in a timely manner, CMCC shall notify Licensee thereof in writing, and Licensee shall have [**] days following such notification to establish to the reasonable satisfaction of CMCC that (i) it has met such objective(s); or (ii) a revision to the Development Plan is necessary and appropriate as contemplated above. In the event Licensee fails to establish the same to CMCC's reasonable satisfaction, CMCC shall have the right in its sole discretion to terminate in whole or in part the license granted to Licensee under this Agreement effective immediately.

G. If, during the course of this Agreement, Licensee makes any discovery or invention that is not within the scope of the Patent Rights but would not have been made but for the Patent Rights, Licensed Products or Licensed Processes licensed hereunder, Licensee shall, as a condition of this License, confidentially disclose such discovery or invention to CMCC, on usual and customary terms necessary to protect its patentability or its confidentiality as a trade secret. CMCC shall have the right to review in advance of filing any related patent application by or on behalf of Licensee or any assignee of Licensee, for purposes of evaluating the relatedness to the Patent Rights. Recognizing that CMCC enters into this Agreement in furtherance of its charitable academic research mission, Licensee shall enter into with CMCC a non-exclusive license or permit, as applicable, including no more than a nominal fee, to practice such discovery or invention, whether or not patented, solely for CMCC internal and academic research purposes. In addition, acknowledging that CMCC is a charitable organization engaged in academic research for the benefit of the public, Licensee agrees to offer promptly to CMCC and its investigators a non-exclusive license to practice or use for internal research purposes any other patent right, other intellectual property right or materials owned or licensed by Licensee, which could not have been made but for the existence of the Patent Rights, on terms at least as favorable to CMCC as those on which such right is made available to others; provided however that this provision shall not be construed to require Licensee to enter into agreements with CMCC or its investigators where doing so would violate contractual or other legal obligations of Licensee entered into before the Effective date of this Agreement; nor shall any such license or permit require CMCC to convey to Licensee its ownership of intellectual property arising from such license or permit, although such an agreement may grant Licensee license options on mutually agreeable terms.

ARTICLE IV. ROYALTIES AND OTHER PAYMENTS

A. For the rights, privileges and exclusive license granted hereunder, Licensee shall pay to CMCC the following amounts in the manner hereinafter provided. Unless expressly stated otherwise in this Agreement, periodic payment obligations listed below shall endure through the Term of this Agreement, unless this Agreement shall be sooner terminated as hereinafter provided:

     1. A license issue fee of $[**], which license issue fee shall be deemed earned and due immediately upon the execution of this Agreement.

     2. Payments for accrued and continuing patent prosecution costs as stated in Article VI hereof for Patent Rights, Improvements, Analogue Inventions and New Developments;

     3. Licensee shall make the following payments to CMCC upon the occurrence of the following events ("Milestones"):

          (a)  $[**] upon the [**];

          (b)  $[**] upon [**];

          (c)  $[**] after [**];

          (d)  $[**] upon [**];

          For CMCC Multiple Factor Product(s) or Process(es) it is understood that Licensee shall pay only one set of milestones for each study in
          (c) and (d) above.

          (e) Running Royalties in an amount equal to [**] percent ([**]%) of cumulative Net Sales of up to [**] dollars of Licensed Product(s) used, leased or sold by and/or for Licensee (including its Affiliates) in all territories and [**] percent ([**]%) of cumulative Net Sales of over [**] dollars of Licensed Product(s) used, leased or sold by and/ or for Licensee (including its Affiliates). These percentages apply to each Licensed Product regardless of the number of axonal growth factors are used for each Licensed Product. The same calculation above i.e., [**] percent ([**]%) of cumulative Net Sales of up to [**] dollars of Licensed Product(s) and [**] percent ([**]%) of cumulative Net Sales of over [**] dollars of Licensed Product(s) will apply each time a new Licensed Product is released for sale, by and/or for Licensee (including its Affiliates). The requirement of Licensee to pay CMCC the Royalties above shall terminate upon the expiration of the last applicable patents in a Licensed Product in the country or territory where the Licensed Product(s) are used, leased or sold by and/or for Licensee (including its Affiliates).

               For the sake of clarity, Licensed Product(s) developed from Improvements or from Analogue Inventions are subject to the same payments as Licensed Products from Existing Technologies and subject to the payments terms of Article IV hereof;

     4. For any year in which royalties are not payable or payments are not being made under the Sponsored Research Program, a license maintenance fee of [**] dollars ($[**]) shall be payable on each anniversary of the Effective Date during the exclusive license period of this Agreement.

     5. In the event Licensee has granted sublicenses under this Agreement, [**] percent ([**]%) of any and all payments received by Licensee from said sublicensees in consideration of permitting the sublicensee to practice the Patent Rights, including but not limited to sublicense issue fees, any lump sum payments, milestone payments, technology transfer payments or other similar fees shall be paid to CMCC; provided that with respect to running royalties in connection with a sublicensee's sales of Licensed Products, Licensee shall pay to CMCC hereunder an amount equal to the royalty CMCC would have received from Licensee if such sales had been made by Licensee.

B. No multiple royalties shall be payable because any Licensed Product or Licensed Process, its manufacture, use, lease or sale are or shall be covered by more than one Patent Rights patent application or Patent Rights patent licensed under this Agreement.

C. To the extent that Licensee is necessarily required to obtain, subsequent to the date of this Agreement, licenses to third party patents or other intellectual property that dominates or is dominated by the Patent Rights, in order to practice the Patent Rights or to produce or sell Licensed Products in a particular country and avoid infringing such third-party intellectual property, Licensee may deduct from the running royalty due to CMCC for that country [**] percent ([**]%) of the royalties due on such third party patents or intellectual property up to an amount equal to [**] percent ([**]%) of royalties hereunder, provided that such deduction reflects a pro rata or other fair apportionment among Licensee and other royalty obligations of Licensee for required licenses and other intellectual property of Licensee, as documented by Licensee to CMCC's satisfaction in royalty reports to CMCC.

D. For purposes of calculating royalties, in the event that a Licensed Product includes both component(s) covered by a claim of a Patent Right ("Patented Component") and a component which is diagnostically useable or therapeutically active alone or in a combination which does not require the Patented Component, and such component is not covered by a claim of a Patent Right ("Unpatented Component"), then Net Sales of the Combination Product or Combination Process shall be calculated using one of the following methods:

     1.   By [**]; or

     2. In the event that no such separate sales are made of the Patented Component(s) or the Unpatented Components during the applicable accounting period, Net Sales for purposes of determining royalties payable hereunder shall be calculated by [**]. Such fully allocated costs shall be determined by using Licensee's standard accounting procedures, which procedures must conform to standard cost accounting procedures.

E. Royalty payments shall be paid in United States dollars in Boston, Massachusetts, or at such other place as CMCC may reasonably designate consistent with the laws and regulations controlling in any foreign country. If the currency conversion shall be required in connection with the payments of royalties or other amounts hereunder, the conversion shall be made by using the exchange rate prevailing at Bank of America on the last business day of the calendar quarterly reporting period to which such royalty payments relate.

F. Payment of royalties specified in this Article shall be made by Licensee to CMCC within forty-five (45) days after March 31, June 30, September 30 and December 31 each year during the Term of this Agreement covering the quantity of Licensed Products sold by Licensee during the preceding calendar quarter. The last such payment shall be made within forty-five
     (45) days after termination of this Agreement. The royalty payments set forth in this Agreement shall, if overdue, bear interest until payment at a per annum rate of four percent (4%) above the prime rate in effect at Bank of America, Boston, on the due date. The payment of such interest shall not foreclose CMCC from exercising any other rights it may have as a consequence of the lateness of any payment.

ARTICLE V. REPORTS, RECORDS AND RELATED MATTERS

A. Licensee shall keep, and shall require its Affiliates and Sublicensees to keep full, true and accurate books and records, including books of account in accordance with generally accepted accounting principles, in sufficient detail to enable CMCC to determine Licensee's compliance with this Agreement, including diligence with respect to development, and the royalty and other amounts payable to CMCC under this Agreement. Said books and records, including books of account, shall be kept at Licensee's principal place of business or the principal place of business of the appropriate division of Licensee to which this Agreement relates. Said books and the supporting data shall be retained for at least six (6) years following the end of the calendar year to which they pertain.

B. CMCC shall have the right to inspect, copy and audit, on five (5) days notice, the books described above from time to time to verify the reports provided for herein or compliance in other respects with this Agreement. CMCC or its agents shall perform such inspection, copying and auditing at CMCC's expense during Licensee's regular business hours.

C. Until the later of First Commercial Sale of a Licensed Product or the last development milestone, and for such later periods as CMCC shall by written request from time to time require, Licensee shall provide to CMCC, at least annually, reasonable detail regarding the activities of Licensee and Licensee's Affiliates and Sublicensees relative to achieving the objectives set forth in the Development Plan in a timely manner, including but not limited to, reports of financial expenditures to achieve said objectives; research and development activities; names, addresses and actions of all Sublicensees and affiliates; the progress of obtaining regulatory approvals, with appropriate documentation (including, without limitation, applications, reports, and planning documents submitted to the Food and Drug Administration); strategic alliances and manufacturing, sublicensing and marketing efforts. Licensee shall also report more frequently, but no more than quarterly, at CMCC's written request.

D. After first commercial sale, within [**] days [**] after the end of each calendar quarter, Licensee shall deliver to CMCC, at Licensee's expense, true and accurate reports for the said preceding quarter, giving such particulars of the business conducted by Licensee, its Affiliates and its Sublicensees under this Agreement as shall be pertinent to CMCC determining compliance with this Agreement, including a royalty accounting hereunder and to verify Licensee's activities with respect to achieving the objectives of the Development Plan described in Article III above. These reports shall, at CMCC's request, be provided by Licensee in an electronic or other format compatible with CMCC's data processing and/or license management systems. Reports shall include at least the following:

     1. Number of Licensed Products and Licensed Processes manufactured and sold.

     2. Total Net Sales for Licensed Products and Licensed Processes sold, by country.

     3.   Accounting for all Licensed Products and Licensed Processes sold.

     4.   Applicable deductions.

     5.   Total royalties payable to CMCC.

     6.   Names and addresses of all Sublicensees of Licensee.

     7.   Payments received by Licensee from Affiliates and Sublicensees.

     8. Licensed Products manufactured and sold to the U.S. Government. No royalty obligations shall arise from sales or use by, for or on behalf of the U.S. Government in view of a royalty-free, nonexclusive license that may heretofore have been granted to the U.S. Government.

     9.   Royalties and Fees received from Sublicensees.

     10. A listing, with brief descriptions, of any intellectual property arising from or related to Licensee's or any Sublicensee's practice of the Patent Rights.

E. On or before the [**] day following the close of Licensee's fiscal year, Licensee shall provide CMCC with Licensee's certified financial statements for the preceding fiscal year, including without limitation all statements reflecting profits and losses from operations, cash balances, and any management letter.

F. Licensee acknowledges that policies of CMCC, Harvard Medical School and affiliated organizations, relating to, inter alia, conflicts of interest and intellectual property, may affect certain direct and indirect arrangements between inventors and Licensee or related organizations. During the Term of this Agreement, Licensee shall notify CMCC in writing at least 30 days before Licensee, or any affiliate of Licensee, or any organization owned, controlled or influenced by a substantial shareholder (>5%), officer or director of Licensee, enters into any agreement other than this License with or involving the inventor(s) of the Invention, or their family, relatives or members or staff of their laboratories, whether relating to sponsored research, consulting, board membership, securities, or otherwise. Licensee's notice to CMCC shall include a detailed description of all proposed terms and conditions. Licensee shall not enter into such an agreement if it would violate such policies unless the terms and conditions of the agreement have been duly approved pursuant to such policies.

ARTICLE VI. PATENT PROSECUTION

A. CMCC shall apply for, seek prompt issuance of, and maintain during the term of this Agreement the Patent Rights set forth in Appendix 3. The specifications of any such patent application and any patent issuing thereon shall state, to the extent applicable, "This invention was made with government support under [contract] awarded by [Federal agency]. The government has certain rights in this invention." The prosecution, filing and maintenance of all Patent Rights, including Improvements, Analogue Inventions, and New Developments applications and patents shall be the primary responsibility of CMCC in its sole discretion, except that Licensee shall have reasonable opportunities to advise CMCC and shall cooperate with CMCC in the preparation, filing, prosecution and maintenance of the Patent Rights, and New Developments applications and patents if such applications and patents are optioned or licensed to Licensee. CMCC reserves the sole right to make all final decisions with respect to the preparation, filing, prosecution and maintenance of such patent applications and patents.

B. Licensee shall reimburse CMCC for all patent costs, past, present and future incurred by CMCC for the preparation, filing, prosecution and maintenance of patents underlying the Patent Rights, including Improvements and Analogue Inventions, and New Developments if such New Developments are optioned to Licensee. Unpaid patent costs accrued under the Existing Agreements are currently approximately $[**] Licensee shall pay such current costs within [**] days of the Effective Date of this Agreement. Upon request of CMCC, and only upon such CMCC request, Licensee agrees to have CMCC's patent counsel directly bill Licensee and Licensee shall directly pay such invoices in compliance with such counsel's customary business terms, but in any event within thirty (30) days. If Licensee elects to no longer pay the expenses of a patent application or patent included within Patent Rights, Licensed Products or Licensed Processes, Licensee shall notify CMCC not less than [**] days prior to such action and shall thereby surrender its rights under such patent or patent application. Such notice shall not relieve Licensee from responsibility to reimburse CMCC for patent-related expenses incurred prior to the expiration of the [**] day notice period (or such longer period specified in Licensee's notice). CMCC shall then be free to license its rights to that patent or patent application to any other party on any other terms.

C. In the event CMCC elects, in its sole discretion, not to pursue, maintain or retain a particular Patent Right licensed to Licensee hereunder, then CMCC shall so notify Licensee and, subject to the rights of the United States government and any other contractual obligations to research sponsors, CMCC may, in its sole discretion, and on such terms if any that the parties may negotiate, authorize Licensee to assume the filing, prosecution and/or maintenance of such application or patent at Licensee's expense. In such event, CMCC shall provide to Licensee any authorization necessary to permit Licensee to pursue and/or maintain such Patent Right, on such economic and other terms as the parties shall mutually agree.

ARTICLE VII. INFRINGEMENT

A. Licensee and CMCC shall each inform the other promptly in writing of any alleged infringement by a third party of the Patent Rights in the Field of Use within the scope of this Agreement and of any available evidence thereof.

B. During the Term of this Agreement, CMCC shall have the right, but shall not be obligated, to prosecute at its own expense any infringement of the Patent Rights and, in furtherance of such right, Licensee hereby agrees that CMCC may include Licensee as a party plaintiff in any such suit, without expense to Licensee. The total cost of any such infringement action commenced or defended solely by CMCC shall be borne by CMCC. CMCC shall keep any recovery or damages for past infringement derived therefrom.

C. If within [**] after having been notified of any alleged infringement, CMCC shall have been unsuccessful in persuading the alleged infringer to desist and shall not have brought and shall not be diligently prosecuting an infringement action, or if CMCC shall notify Licensee of its intention not to bring suit against any alleged infringer then, Licensee shall have the right, but shall not be obligated, to prosecute at its own expense any infringement of the Patent Rights, provided, however, that such right to bring such an infringement action shall remain in effect only for so long as the license granted hereunder remains exclusive. No settlement, consent judgment or other voluntary final disposition of the suit may be entered into without the consent of CMCC, which consent shall not be unreasonably withheld. Licensee shall indemnify CMCC against any order for costs that may be made against CMCC in such proceedings.

D. In the event Licensee shall undertake the enforcement and/or defense of the Patent Rights by litigation pursuant to paragraph C of this section, Licensee may withhold up to [**] percent ([**]%) of the payments otherwise thereafter due to CMCC under Article IV above and apply the same toward reimbursement of up to [**] percent ([**]%) of Licensee's expenses, including reasonable attorney's fees, in connection therewith. Any recovery of damages by Licensee for each such suit shall be applied first in satisfaction of any unreimbursed expenses and legal fees of CMCC and Licensee relating to such suit and next toward reimbursement of CMCC for any payments under Article IV past due or withheld and applied pursuant to this Article VII. The balance remaining from any such recovery shall be divided equally between Licensee and CMCC.

E. In the event that a declaratory judgment action alleging invalidity or no infringement of any of the Patent Rights shall be brought against Licensee, CMCC, at its option, shall have the right, within [**] days after commencement of such action, to intervene and participate in the defense of the action at its own expense.

F. In any infringement suit which either party may institute to enforce the Patent Rights pursuant to this Agreement, the other party hereto shall cooperate in all reasonable respects and, to the extent reasonably possible, have its employees testify when requested and make available relevant records, papers, information, samples, specimens, and the like.

G. Licensee shall during the exclusive period of this Agreement have the sole right subject to the terms and conditions hereof to sublicense any alleged infringer for future use of the Patent Rights to the extent licensed by this Agreement. Any upfront fees paid to Licensee as part of such a sublicense shall be shared between Licensee and CMCC as they were receivables under this Agreement.

ARTICLE VIII. UNIFORM INDEMNIFICATION AND INSURANCE PROVISIONS

A. Licensee shall indemnify, defend and hold harmless CMCC, its corporate affiliates, current or future directors, trustees, officers, faculty, medical and professional staff, employees, students and agents and their respective successors, heirs and assigns (the "Indemnitees"), against any claim, liability, cost, damage, deficiency, loss, expense or obligation of any kind or nature (including without limitation reasonable attorneys' fees and other costs and expenses of litigation) incurred by or imposed upon the Indemnitees or any one of them in connection with any claims, suits, actions, demands or judgments arising out of any theory of product liability (including, but not limited to, actions in the form of tort, warranty, or strict liability) concerning any product, process or service made, used or sold pursuant to any right or license granted under this Agreement.

B. Licensee's indemnification under Article VIII, Paragraph A above shall not apply to any liability, damage, loss or expense to the extent that it is directly attributable to the negligent activities, reckless misconduct or intentional misconduct of the Indemnitees.

C. Licensee agrees, at its own expense, to provide attorneys reasonably acceptable to CMCC to defend against any actions brought or filed against any party indemnified hereunder with respect to the subject of indemnity contained herein, whether or not such actions are rightfully brought.

D. Beginning at the time as any such product, process or service is being commercially distributed or sold (other than for the purpose of obtaining regulatory approvals) by Licensee or by a sublicensee, Affiliate or agent of Licensee, Licensee shall, at its sole cost and expense, procure and maintain commercial general liability insurance in amounts not less than $2,000,000 per incident and $2,000,000 annual aggregate and naming the Indemnitees as additional insured. Such commercial general liability insurance shall provide (i) product liability coverage and (ii) contractual liability coverage for Licensee's indemnification under Article VIII, Paragraphs A through C of this Agreement. If Licensee elects to self-insure all or part of the limits described above(including deductibles or retentions which are in excess of $250,000 annual aggregate), such self-insurance program must be acceptable to CMCC and the Risk Management Foundation of the Harvard Medical Institutions, Inc. The minimum amount of insurance coverage required under this Article VIII, Paragraph D, shall not be construed to create a limit of Licensee's liability with respect to its indemnification under Article VIII, Paragraphs A through C of this Agreement.

E. Licensee shall provide CMCC with written evidence of such insurance upon request of CMCC. Licensee shall provide CMCC with written notice at least fifteen (15) days prior to the cancellation, non-renewal or material change in such insurance. Notwithstanding any other term of this Agreement, if Licensee does not obtain replacement insurance providing comparable coverage within such fifteen (15) day period, CMCC shall have the right to terminate this Agreement effective at the end of such fifteen (15) day period without notice of any additional waiting periods.

F.   Licensee shall maintain such commercial general liability insurance during
     (i) the period that any such product, process or service is being commercially distributed or sold (other than for the purpose of obtaining regulatory approvals) by Licensee or by a sublicensee, Affiliate or agent of Licensee and (ii) a reasonable period after the period referred to above, which in no event shall be less than fifteen (15) years.

G. The provisions of this Article VIII shall survive expiration or termination of this Agreement.

H. CMCC MAKES NO WARRANTY, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY EXPRESS OR IMPLIED WARRANTY OF MERCHANTABILITY OR ANY EXPRESS OR IMPLIED WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, OR WARRANTY OF NON-INFRINGEMENT, WITH RESPECT TO ANY MATTER WITHIN THE SCOPE OF THIS AGREEMENT, INCLUDING WITHOUT LIMITATION ANY WARRANTY WITH RESPECT TO THE PATENT RIGHTS, LICENSED PRODUCTS, OR ANY PATENT, TRADEMARK, SOFTWARE, TRADE SECRET, TANGIBLE RESEARCH PROPERTY, INFORMATION OR DATA LICENSED OR OTHERWISE PROVIDED TO LICENSEE HEREUNDER, AND HEREBY DISCLAIMS THE SAME.

ARTICLE IX. COMPLIANCE WITH LAWS; EXPORT CONTROLS

     Licensee shall comply with all applicable laws and regulations, including, without limitation, statutes and regulations affecting drug testing, development, marketing and distribution; laws and implementing regulations of the Department of Commerce governing intellectual property in federally-funded inventions; and Export Administration Regulations of the United States Department of Commerce issued pursuant to the Export Administration Act of 1979 (50 App. U.S.C. Section 2401 et. seq.). Licensee understands and acknowledges that transfer of certain technical data, computer software, laboratory prototypes and other commodities is subject to United States laws and regulations controlling their export, some of which prohibit or require a license for the export of certain types of technical data, to certain specified countries. CMCC neither represents that a license shall not be required, nor that if required, it shall be issued. Licensee hereby agrees and gives written assurance that it will comply with all United States laws and regulations, and any applicable similar laws and regulations of any other country, controlling the export of commodities and technical data, that it will be solely responsible for any violation of such by Licensee and/or its Affiliates and/or Sublicensees, and that it will defend and hold CMCC, its affiliates and their officers, directors, employees, agents, and medical staff harmless in the event of any legal action of any nature occasioned by such violation, and any action by any governmental agency or authority, or any other party, relating to any asserted illegality or regulatory violation in the development, production, approval, marketing, sale, storage, manufacture, distribution, export or commercialization of Licensed Products or Licensed Processes.

ARTICLE X. NON-USE OF NAMES

     Licensee represents and agrees that it will not use the name, names, logos or trademarks of the CMCC or any of its corporate affiliates, nor the name or photograph or other depiction of any employee or member of the staff of CMCC or such affiliates, nor any adaptation of any of the foregoing, in any advertising, promotional, or sales literature without, in each case, prior written consent from CMCC and from the individual staff member, employee, or student if such individual's name, photograph or depiction is used. Notwithstanding the above, Licensee may state that it is licensed by CMCC under one or more patents and/or applications consistent with this Agreement, and Licensee may comply with disclosure requirements of all applicable laws relating to its business, including United States and state security laws. In addition, Licensee may refer to publications by employees of Licensor in the scientific literature.

ARTICLE XI. ASSIGNMENT

     CMCC may assign this Agreement at any time without the prior consent of Licensee. Except as otherwise provided herein, this Agreement is not assignable or delegable, in whole or in part, by Licensee without the prior written consent of CMCC, which consent shall not be unreasonably withheld, acting through an authorized designee, and any purported assignment otherwise shall be void and of no effect.

ARTICLE XII. DISPUTE RESOLUTION AND ARBITRATION

A. Any and all claims, disputes or controversies arising under, out of, or in connection with this Agreement, which have not been resolved by good faith negotiations between the parties shall be resolved by final and binding arbitration in Boston, Massachusetts, in accordance with the rules then obtaining applicable to the appointment of a single arbitrator of the American Health Lawyers Association, or in the event such arbitration is not then available under those rules, the rules of the American Arbitration Association ("AAA"). All expenses and costs of the arbitrators and the arbitration in connection therewith will be shared equally, except that each party will bear the costs of its prosecution and defense, including without limitation attorneys fees and the production of witnesses and other evidence. Any award rendered in such arbitration shall be final and may be enforced by either party.

B. Notwithstanding the foregoing, nothing in this Agreement shall be construed to waive any rights or timely performance of any obligations existing under this Agreement, including without limitation Licensee's obligations to make royalty and other payments, and also, unless CMCC has terminated the License, Licensee's obligation to continue due diligence and development obligations. Notwithstanding any other provision of this Agreement, Licensee agrees that it shall not withhold or offset such payments, and agrees that Licensee's sole remedy for alleged breaches by CMCC is pursuant to this Article XII.

ARTICLE XIII. TERM AND TERMINATION

A. The Term of this Agreement shall be fifteen (15) years or the life of the last expiring Patent Right, whichever period is the longer term.

B. Notwithstanding Article XII of this Agreement, CMCC may terminate this Agreement immediately upon the bankruptcy, insolvency, liquidation, dissolution or cessation of operations of Licensee; or the filing of any voluntary petition for bankruptcy, dissolution, liquidation or winding-up of the affairs of Licensee; or any assignment by Licensee for the benefit of creditors; or the filing of any involuntary petition for bankruptcy, dissolution, liquidation or winding-up of the affairs of Licensee which is not dismissed within ninety (90) days of the date on which it is filed or commenced; or upon any final judicial or administrative determination that this Agreement violates, or if continued would violate, in a substantial manner, any provision of the Federal Internal Revenue Code, applicable rights of the United States or obligations of CMCC under Title 15 of the United States Code, or other Federal or State laws applicable to CMCC; or in the circumstances providing for immediate termination described in Article III of this Agreement.

C. CMCC may terminate this Agreement upon thirty (30) days prior written notice in the event of Licensee's failure to pay to CMCC (including without limitation patent costs, and payments due under the annexed Sponsored Research Agreement) or royalties due and payable hereunder in a timely manner, unless Licensee shall make all such payments to CMCC within said thirty (30) day period. Notwithstanding Article XII of this Agreement, upon the expiration of the thirty (30) day period, if Licensee shall not have made all such payments to CMCC, the rights, privileges and licenses granted hereunder shall terminate without further action by CMCC.

D. Except as otherwise provided in Paragraphs B and C above, and notwithstanding Article XII of this Agreement, in the event that Licensee shall default in the performance of any obligations under this Agreement or under the Sponsored Research Agreement, and the default has not been remedied to CMCC's satisfaction within sixty days (60) after the date of notice in writing of such default, CMCC may by written notice to Licensee terminate this Agreement effective immediately or upon such date as CMCC, in its sole discretion, shall designate in such notice.

E. Licensee shall have the right to terminate this Agreement at any time upon six (6) months' prior written notice to CMCC, upon payment by Licensee of
     (1) all amounts due CMCC through the effective date of termination including the amounts due under the Sponsored Research Agreement and (2) a termination fee of $50,000.

F. Upon termination of this Agreement for any reason, nothing herein shall be construed to release either party from any obligation that matured prior to the effective date of such termination.

G. If Licensee terminates this Agreement due to adverse results in clinical or other testing of Licensed Products or Licensed Processes, Licensee shall make available to CMCC, for purposes of its evaluation of the future viability of the technology, a summary of such results together with copies of any government-mandated reports, such as FDA safety reports, made in connection with the decision to terminate development.

H. Upon or before the effective date of any termination by CMCC or Licensee, Licensee shall return or destroy all Biological Materials, and certify in writing to CMCC that it has done so. Licensee hereby consents to an injunction to compel compliance with this section, in the event it has failed to comply, and shall reimburse CMCC for all costs and fees of any litigation undertaken by CMCC to enforce this provision.

ARTICLE XIV. PAYMENTS, NOTICES, AND OTHER COMMUNICATIONS

     All notices, reports and/or other communications made in accordance with this Agreement shall be sufficiently made or given if delivered by hand, delivered by facsimile (with mechanical confirmation of transmission), or sent by overnight receipted mail, postage prepaid, or by reasonable, customary and reliable commercial overnight carrier in general usage, and addressed as follows:

     In the case of CMCC:

          Chief Intellectual Property Officer
          Intellectual Property Office
          Children's Hospital Boston
          300 Longwood Avenue
          Boston, MA 02115

     Payments shall be transmitted by reliable means to the same addressee, payable to Children's Hospital Boston.

     Wire transfers for CMCC can be made directly to:

     Bank Name:  Bank of America, 100 Federal Street, Boston, MA
     ABA#: 011000390
     Account name: [**]
     Bank Account Number: [**]
     Attention: Bruce Baiter (phone 617-355-7806)
     Reference: Intellectual Property Office

     In the case of Licensee:

     Chief Financial Officer
     Boston Life Sciences, Inc.
     85 Main Street
     Hopkinton, MA 01748

     or such other address as either party shall notify the other in writing. NOTICE SHALL BE EFFECTIVE UPON RECEIPT.

ARTICLE XV. GENERAL PROVISIONS

A. All rights and remedies hereunder will be cumulative and not alternative. This Agreement shall be construed and governed by the laws of the Commonwealth of Massachusetts.

B. This Agreement may be amended only by written agreement signed by the parties.

C. It is expressly agreed by the parties hereto that CMCC and Licensee are independent contractors and nothing in this Agreement is intended to create an employer relationship, joint venture, or partnership between the parties. No party has the authority to bind the other.

D. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all proposals, representations, negotiations, agreements and other communications between the parties, whether written or oral, with respect to the subject matter hereof. Where inconsistent with the terms of any contemporaneous related agreements (such as sponsored research agreements), terms in this Agreement shall control.

E. The only provision in common between this Agreement and the companion license agreement with Dr. Larry Benowitz is that Licensee may submit only one Development Plan for both agreements. All other provisions shall be defined for each license agreement and provisions from one agreement shall not govern provisions in the companion agreement.

F. The parties agree that Improvements and Analogue Inventions discovered under Dr. Zhigang He Sponsored Research Program shall not be considered improvements and analogue inventions under Dr. Larry Benowitz's license agreement; improvements and analogue inventions discovered under Dr. Larry Benowitz's sponsored research program shall not be considered Improvements and Analogue Inventions under this Agreement.

G. If any provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be impaired thereby.

H. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original as against the party whose signature appears thereon, but all of which taken together shall constitute but one and the same instrument.

I. The failure of either party to assert a right to which it is entitled, or to insist upon compliance with any term or condition of this Agreement, shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other party.

J. Licensee agrees to mark any Licensed Products sold in the United States with all applicable United States patent numbers. All Licensed Products shipped to or sold in other countries shall be marked in such a manner as to conform with the patent laws and practices of the country of manufacture or sale.

K. Each party hereto agrees to execute, acknowledge and deliver such further instruments as may be necessary or appropriate to carry out the purposes and intent of this Agreement.

L. The paragraph headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

M. The signatories below each warrant that he or she is duly authorized to execute this Agreement.

N. The parties agree that during the course of this Agreement, each may come into possession of confidential and/or proprietary materials or information through intentional or accidental disclosure by the other. The parties agree to preserve the confidentiality of all such information known to be confidential or proprietary, unless the disclosing party consents in writing, or unless the confidentiality of the material is lost through other parties not under obligations to preserve its confidentiality. Licensee and CMCC have signed a mutual Confidentiality Agreement shown in Appendix 6 which is incorporated to the Agreement by reference.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date last written below.

CHILDREN'S MEDICAL CENTER CORPORATION   LICENSEE


By: /s/ Brenda Manning                   By: /s/ Mark J. Pykett
    ---------------------------------        -----------------------------------
Name: Brenda Manning                     Name: Mark J. Pykett
Title: Director of Licensing             Title: President and Chief Operating
                                                Officer
Date: May 10, 2006
                                         Date: May 10, 2006

Appendix 1: Intellectual Property Developed by Dr. Zhigang He at CMCC Prior to the Effective Date.

      CMCC Case number   CMCC Case Title
      ----------------   ---------------
(1)   [**]               [**]
(2)   [**]               [**]
(3)   [**]               [**]
(4)   [**]               [**]
(5)   [**]               [**]

Appendix 2: List of Biological Materials (to be provided by Licensee)

Appendix 3:  Patent Rights

                 PATENT/ APPLICATION
CMCC REF. NO.       SERIAL NUMBER         FILING DATE   FILING COUNTRY   TITLE
-------------    -------------------   -----------   --------------   ----------
[**]                     [**]              [**]           [**]           [**]
                         [**]              [**]           [**]
[**]                     [**]              [**]           [**]           [**]
                         [**]              [**]           [**]
                         [**]              [**]           [**]
                         [**]              [**]           [**]
[**]                     [**]              [**]           [**]           [**]
                         [**]              [**]           [**]
                         [**]              [**]           [**]
                         [**]              [**]           [**]
                         [**]              [**]           [**]
[**]                     [**]              [**]           [**]           [**]
[**]                     [**]                                            [**]

Appendix 4: Sponsored Research Agreement

                CHILDREN'S HOSPITAL SPONSORED RESEARCH AGREEMENT

     THIS AGREEMENT is entered into this 10th day of May, 2006, by and between CHILDREN'S HOSPITAL BOSTON, a charitable corporation duly organized and existing under the laws of the Commonwealth of Massachusetts and having a principal place of business located at 300 Longwood Avenue, Boston, Massachusetts ("CHB") and Boston Life Sciences Inc., a business corporation duly organized and existing under the laws of Delaware and having a principal place of business located at 85 Main Street, Hopkinton MA 01748 ("Sponsor").

     WHEREAS, Sponsor has entered into a license agreement as of May 10th, 2006, (the "License Agreement") with CHB; and

     WHEREAS, in order to further the objectives of developing and making certain inventions or technology available to benefit the public, the License Agreement requires Sponsor to undertake a Research Program; and

     WHEREAS, the Research Program is of mutual interest and benefit to Sponsor and CHB, will further the research and development objectives of Sponsor, and will further the biomedical and research missions of CHB in a manner consistent with its status as a non-profit, tax-exempt, teaching hospital and research organization; and

     WHEREAS, Sponsor therefore desires to provide to CHB research funding to support the Research Program, subject to the terms and conditions stated herein; and

     WHEREAS, Dr. Zhigang He ("Principal Investigator") is a duly qualified investigator at CHB, who has agreed to conduct the research program as Principal Investigator at CHB;

     NOW, THEREFORE, the parties hereby agree as follows:

1.   Research Study and Program

     (a) Subject to the terms and conditions of this Agreement, CHB agrees to use reasonable efforts to cause the Principal Investigator to conduct the Research Program entitled "Mechanisms of extrinsic inhibition of axon regeneration" ("Research Program") in accordance with Appendix A attached hereto and incorporated herein by reference. The detailed research program plan ("Research Program Plan") shall be determined and mutually agreed upon by the parties during the term of this Agreement. The various Research Program Plans shall be appended to Appendix A and shall become a part of this Agreement by reference. The Research Program shall be conducted at CHB by the Principal Investigator and by such additional research staff working under the Principal Investigator's supervision as the Principal Investigator shall reasonably determine in consultation with CHB.

     (b) The parties understand that, given the nature and stage of academic research and the technology licensed in the License Agreement, the precise course of the research cannot be predicted or guaranteed, and that the Principal Investigator must act with substantial discretion in defining and redefining the methods of the Research Program from time to time in his or her sole discretion, subject to the overall purpose of the Research Program and development milestones and objectives expressed in the License Agreement.

     (c) The parties intend that the Program will be conducted during the period from April 1, 2006 to March 31, 2009 ("Period of Performance"), but recognize that it may be necessary to amend this time period, by mutual written agreement among all parties, because of matters arising during the course of the research, such as changes in government regulations, adverse events, and matters outside the parties' control. In the absence of such a written amendment affecting duration, the authority of Principal Investigator to expend funds for the Program in the attached Budget for the Program shall terminate the later of March 31, 2009 or sixty (60) days following the date the Principal Investigator sends the Final Program Report to Sponsor.

     (d) Subject to paragraph (b) above, any substantial alteration or amendment to the parameters of the Research Program as expressed in Appendix A must be approved in writing by CHB, the Principal Investigator and the Sponsor before being implemented. CHB and Sponsor will promptly agree to changes required by law, regulations, and government policies. If an alteration or amendment increases costs, CHB and Sponsor agree to negotiate in good faith to increase Sponsor's funding, and Sponsor shall in any event cover all increased costs caused by Sponsor-initiated or government-required changes and inflation, including with respect to institutional costs.

     (e) Unless otherwise expressly stated in the Research Program, or otherwise agreed in writing, Sponsor will supply to Principal Investigator without charge any reagants, test articles, or compounds identified in Appendix B without any further materials transfer agreement, and in the event such an agreement is entered into, its terms shall be subordinate and superceded by the terms of this Agreement in all respects where inconsistent. Sponsor will timely comply with all laws and regulations applicable to it in its capacity as a research sponsor, and will meet any other Sponsor obligations as described in the License and this Agreement for the Principal Investigator's conduct of the Research Program. Sponsor will promptly inform, in writing, both CHB and Principal Investigator of any new information relevant to Principal Investigator's or CHB's conduct of the Research Program, including for example any changes in study design, Sponsor discoveries relevant to the Program, and suspensions or debarments of other institutions or co-investigators under the Protocol.

     (f) Sponsor acknowledges that the Principal Investigator is engaged in certain other research projects as listed in Appendix C attached hereto and that such projects, as well as any projects unrelated to the subject matter hereof, are not subject to this Agreement and are explicitly excluded from the scope of the Program. Sponsor also acknowledges that the Principal Investigator is also engaged in research collaboration projects listed in Appendix E attached hereto with commercial entities other than the Sponsor and that such projects are not subject to this Agreement and are explicitly excluded from the scope of the Program.

2.   Funding and Payments

     (a) The anticipated Budget for the Research Program is attached as Appendix B. The Budget is designed to include all of CHB's and Principal Investigator's costs in conducting the research under the Research Program. Sponsor agrees, subject to the terms and conditions of this Agreement, to timely provide CHB funds in an amount equal to the payments described in the Budget according to the schedule for payment described therein. In the absence of an express schedule for payments in the Budget, Sponsor's payments to CHB shall be made (1) in advance for equipment and other purchases and hires if so indicated on Exhibit C; (2) upon any milestones indicated in Exhibit B; (3) within thirty days of receipt for a CHB invoice, for expenses payable only upon invoice; and (4) otherwise quarterly to arrive at CHB no later than the end of each calendar quarter. Payments received more than 30 days late shall bear interest at the rate of 1.5% per month.

     (b) Payment of all sums due hereunder shall be made when due by check payable as follows:

          Children's Hospital Boston
          Research Finance
          P.O. Box 414413
          Boston, MA 02241-4413
          Please reference Investigator's name and project title

          The check shall be accompanied by an explanation of the amount paid, with a copy to (a) Manager, Clinical Sponsored Research, Office of Sponsored Programs, and (b) the Principal Investigator.

     (c) All funds received from Sponsor become the property of CHB and shall be allocated by CHB pursuant to institutional and valid departmental policies, including with respect to indirect costs, and otherwise at the sole discretion of the Principal Investigator. Consistent with paragraph l(c) above, the Principle Investigator shall without prior approval of the Sponsor be free to reallocate funds from one line item to another within categorical limits stated in the Budget for any year, and from year to year, subject only to policies and procedures of CHB, as necessary to meet the objectives of the Program. If funding for any year is not completely expended during that year, the balance remaining shall be rolled forward and added to the next year's total funded amount.

     (d) Any equipment purchased as part of the Research Program shall be owned by CHB, shall be physically located at CHB and shall remain the property of CHB following completion of the Research Program. Any unexpended balance received in connection with the Research Program shall be retained and allocated by CHB for support of further research, education and other academic purposes pursuant to CHB and valid departmental policies.

     (e) CHB's taxpayer identification number is [**]. Sponsor's taxpayer identification number is [**].

     (f) Nothing contained herein shall be construed as requiring CHB or the Principal Investigator or any CHB research staff to work on any project or process which is prohibited by law or by any international treaty to which the United States of America is a party, or which may be harmful or detrimental to public health, patient safety or good clinical care, or which may be considered to be immoral, or which violates requirements or conditions of the institutional animal care and use committee, or institutional review board, as applicable.

3.   Information and Reports

     (a) CHB agrees that Sponsor shall be advised of the progress of the Research Program in the form of biannual oral reports and an annual written report under the supervision of the Principal Investigator reviewing such progress, during the Period of Performance as specified in Article I. The parties agree that Sponsor shall invite a representative from the CHB Intellectual Property Office to such biannual oral presentations. Unless otherwise stated in the Research Program, Principal Investigator will submit a final written report for the Research Program, in a mutually agreeable form, to Sponsor within [**] days of final completion of all research described in the Research Program, as amended. Sponsor waives any claim for breach, including with respect to the subject matter and comprehensiveness of reports or research status, that could have been avoided through its exercise of reasonable oversight and prompt communication of any concerns to CHB and the Principal Investigator with an opportunity to cure.

     (b) Upon reasonable notice and written request, Principal Investigator will provide accurate status and conflict-of-interest information to the extent required for Sponsor financial disclosures, securities-related disclosures, and other statements required bylaw.

     (c) Sponsor or its reasonable designees may visit CHB sites at reasonable and mutually agreeable times, with reasonable frequency not to exceed once per quarter during normal business hours, to observe the progress of the research and review data and results. All such visits shall be pre-arranged with Principal Investigator. All such visitors shall be subject to applicable CHB policies concerning identification, on-premises behavior, and related matters.

     (d) All medical/scientific and other communications, reports and notices shall be delivered by hand, by facsimile or sent by first class, express or overnight mail postage prepaid, or by a recognized reliable private carrier (e.g., Federal Express) and addressed as follows:

          If to Sponsor: Dr. Mark Pykett
                         Boston Life Sciences, Inc.
                         85 Main Street
                         Hopkinton, MA 01748

          If to CHB:     Dr. Zhigang He
                         Children's Hospital Boston
                         300 Longwood Avenue
                         Boston, MA 02115

          In addition, all such communications arising out of Articles 8, 9, 10 and 11 shall be copied to:

                         Manager of Corporate Sponsored Research
                         Children's Hospital Boston
                         300 Longwood Avenue
                         Boston, MA 02115

     (e) All reports submitted to Sponsor under this article 4, whether verbal or in writing shall be held in confidence by Sponsor, unless otherwise agreed in writing by CHB and Sponsor.

4.   Publications

     Sponsor acknowledges that CHB is an academic medical center and that the Principal Investigator and her/his collaborators and trainees shall be free to publish the background, methods and results of their research without restraint or improper influence, in accordance with the highest academic and publication standards. Solely in order to permit Sponsor an opportunity to determine if a patentable invention(s) or Sponsor confidential information is therein disclosed, CHB agrees to use reasonable efforts to cause the Principal Investigator, and by acknowledging this Agreement the Principal Investigator accepts her/his obligation, to (i) provide to Sponsor at least thirty days in advance of submission to a journal a substantially complete manuscript that includes Program-related data; (ii) provide notice to Sponsor no later than five working days before submission for publication or to a conference of any substantially final abstract reporting on the Program (with a copy to Sponsor upon request); and (iii) notify Sponsor thirty days in advance of any conference at which the results of the Program will be presented without abstract. Sponsor agrees to hold all such submissions and information in confidence. Sponsor agrees to notify CHB and the Principal Investigator promptly if any action is necessary to delete Sponsor confidential information or to secure patent protection for a patentable invention(s) disclosed in any such material. Sponsor has no other right to request alteration or deletion of any portion of the material. CHB will include, in any publication of the results of the Research Program, acknowledgment of Sponsor's financial support of the Program. The Principal Investigator shall have the opportunity to contribute as an author to any publication in which Sponsor participates arising from the Research Program.

5.   Confidential Information.

     (a) The parties acknowledge that as part of the scientific collaboration between Sponsor, CHB and the Principal Investigator in connection with the Research Program, each party, and the Principal Investigator, may convey confidential and proprietary information and trade secrets ("Confidential Information"). For the term of the Agreement and three years thereafter, each party agrees to take reasonable steps calculated to ensure the confidential treatment of any information, including appropriate policies, educating involved staff, employees, and agents on their confidentiality obligations. Subject to the provisions of Article 5, with respect to the Principal Investigator and related investigatory staff, associates and trainees, CHB's obligations shall be met by (i) advising the Principal Investigator and his/her associates, co-workers and staff not to publicly divulge, disseminate, publish or otherwise disclose any Sponsor Confidential Information without Sponsor's prior written consent, which consent shall not be unreasonably withheld, except as permitted by Article 5;
          (ii) to request the Principal Investigator to limit access to Sponsor Confidential Information to those of his/her associates, co- workers and staff who have a need for such Sponsor Confidential Information in connection with the Program, and (iii) to request the Principal Investigator to return to Sponsor any documents, drawings, sketches, designs, products or samples containing Sponsor Confidential Information, together with any copies thereof, promptly upon termination of this Agreement or upon Sponsor's request therefore.

     (b) Sponsor acknowledges and agrees that none of the information described in paragraph (a) above will be considered Sponsor Confidential Information under this Agreement unless Sponsor has disclosed it in writing to CHB or Principal Investigator and clearly marked it as confidential, or embodied any verbal disclosure within thirty (30) days of such verbal disclosure by a writing from Sponsor confirming such disclosure and indicating that such disclosure is confidential. In addition, Sponsor Confidential Information shall not include CHB or Principal

          Investigator data generated by CHB or the Principal Investigator or their agents or employees in connection with the Program, nor does it include information regarding background and methods needed to satisfy applicable standards of peer review publications. Nor shall Sponsor Confidential Information include information which is public knowledge, or which becomes public knowledge through no fault of CHB or the Principal Investigator; was already known to or in the possession of CHB or Principal Investigator; information provided to CHB or Principal Investigator in good faith by third parties whose possession or disclosure did not result from a confidentiality breach or breach of this Agreement; information independently developed by CHB, the Principal Investigator, or any other CHB investigator, employee or staff member or appointee; information which is required to be disclosed by law (including patent applications), order or binding process; or information which would jeopardize patient safety or the provision of high quality health care to patients or research subjects if not disclosed, may be disclosed, in which case such disclosure shall be limited to those parties requesting or in need of the information.

     (c) Notwithstanding any term to the contrary, Sponsor agrees that it shall not hereafter disclose to CHB any information which is Sponsor Confidential Information: (i) except to the extent necessary for Sponsor to fulfill its obligations under this Agreement; or (ii) unless the Principal Investigator has requested such information and CHB has agreed in writing to accept such disclosure. All other information and communications between Sponsor and CHB shall be deemed to be provided to CHB by Sponsor on a non-confidential basis or within terms.

     (d) Sponsor agrees that neither CHB nor Principal Investigator shall be liable to Sponsor or to any third party claiming by or through Sponsor for any unauthorized disclosure or use of Sponsor Confidential Information which occurs despite CHB's compliance with its obligations under this Agreement.

6.   Intellectual Property

     In accordance with CHB policies, the Principal Investigator is obligated to report inventions and discoveries to the CHB Intellectual Property Office through a Technology Disclosure Form. Within 60 days of receipt of a substantially complete Technology Disclosure Form disclosing a potentially patentable invention, the CHB Intellectual Property Office shall confidentially disclose the invention to Sponsor as well the status of CHB's current intentions, if any, concerning preparing a patent application.

     (a) Any patentable invention or other discovery conceived or first reduced to practice solely by CHB or CHB personnel in the performance of the Research Program shall be owned by CHB, and CHB shall have the sole right to determine whether CHB shall file patent applications thereon and CHB shall have the right to determine disposition of any patents or other rights resulting therefrom subject to Articles II, III and VI, inclusive of the License Agreement. By virtue of the License Agreement, and according to the terms of Articles, II, III and VI of the License Agreement, Sponsor may:

          (i) amend Appendix 3 of the License Agreement to add Analogue Inventions (as defined in the License Agreement and included in Appendix D of this Sponsored Research Agreement), at any time during the period the Licensee is supporting the Sponsored Research Program, and

          (ii) amend Appendix 3 of the License Agreement to add Improvements (as defined in the License Agreement and included in Appendix D of this Sponsored Research Agreement), at any time during the period the Sponsor is supporting the Sponsored Research Program, upon acceptance by CMCC of the development plan or an amendment to the development plan relating to such Improvements.

Additionally, Sponsor has a [**] exclusive option to a license to any patented New Developments (as defined in the License Agreement and included in Appendix D of this Sponsored Research Agreement), pursuant to Articles II, III and VI of the License Agreement.

     (b) Any patentable invention conceived or first reduced to practice jointly by CHB or CHB personnel and Sponsor or Sponsor personnel in the performance of the Program shall be owned jointly by Sponsor and CHB, and the parties shall determine the filing and disposition of any patents or other rights resulting therefrom subject only to Articles II, III and VI of the License Agreement, and according to the terms of Articles, II, III and VI of the License Agreement, Sponsor may:

          (i) amend Appendix 3 of the License Agreement to add Analogue Inventions, at any time during the period the Licensee is supporting the Sponsored Research Program, and

          (ii) amend Appendix 3 of the License Agreement to add Improvements, at any time during the period the Sponsor is supporting the Sponsored Research Program, upon acceptance by CMCC of the development plan or an amendment to the development plan relating to such Improvements.

Additionally, Sponsor has a [**] exclusive option to a license to any patented New Developments, pursuant to Articles II, III and VI of the License Agreement.

     (c) This Agreement does not affect the property rights of either party in effect before the Program has been commenced, or any intellectual property rights unrelated to the Program.

7.   Indemnification

     (a) Sponsor shall indemnify, defend and hold harmless Principal Investigator and CHB and its affiliates and their respective trustees, directors, officers, medical and professional staff, employees, and agents and their respective successors, heirs and assigns (the "Indemnitees"), against any liability, damage, loss or expense (including reasonable attorney's fees and expenses of litigation) incurred by or imposed upon the Indemnitees or any one of them in connection with any claims, suits, actions, demands or judgments arising out of the Program occurring to any person as a result of his or her involvement in the Research Program or research related to the Research Program, including without limitation any action relating to product liability, misrepresentation of risks in the Program or informed consent documentation, or negligent design of the Program.

     (b) Sponsor's indemnification under (a) above shall not apply to any liability, damage, loss or expense to the extent that it is directly attributable to (i) the negligent activities, reckless misconduct or intentional misconduct of the Indemnitees; or (ii)failure of the Indemnitees to substantially adhere to the terms of the Program.

     (c) Sponsor agrees, at its own expense, to provide attorneys reasonably acceptable to CHB to defend CHB and/or Principal Investigator against any actions brought or filed against any party indemnified hereunder with respect to the subject of indemnity contained herein, whether or not such actions are rightfully brought. Where any are co-defendants, Sponsor, Principal Investigator and CHB shall coordinate the defense of such action.

     (d) NEITHER CHB NOR PRINCIPAL INVESTIGATOR MAKES ANY WARRANTY, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTY OF MERCHANTABILITY OR ANY IMPLIED WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO ANY SERVICE OR ARTICLE SUPPLIED BY CHB OR PRINCIPAL INVESTIGATOR IN CONNECTION WITH THIS PROGRAM, NOR WITH RESPECT TO ANY PATENT, TRADEMARK, TRADE SECRET, KNOW-HOW, TANGIBLE RESEARCH PROPERTY, INFORMATION OR DATA PROVIDED TO SPONSOR HEREUNDER, AND HEREBY DISCLAIMS THE SAME.

8.   Termination

     This Agreement may be terminated upon the occurrence of any of the following events:

     (a) CHB may terminate this Agreement immediately upon the bankruptcy, insolvency, liquidation, dissolution or cessation of operations of Sponsor; or the filing of any voluntary petition for bankruptcy, dissolution, liquidation or winding-up of the affairs of Sponsor; or any assignment by Sponsor for the benefit of creditors; or the filing of any involuntary petition for bankruptcy, dissolution, liquidation or winding-up of the affairs of Sponsor which is not dismissed within ninety (90) days of the date on which it is filed or commenced; or upon a judicial or administrative determination that this Agreement, or any part of it, substantially jeopardizes the charitable characterization of CHB under laws of the Commonwealth of Massachusetts or the exemption of CHB from taxation under the Internal Revenue Code; or upon the determination of the CHB Institutional Review Board that the institution's participation in the Program must terminate, or that conditions for IRB approval have not be met.

     (b) CHB may terminate this Agreement immediately in the event Sponsor engages in criminal, unprofessional or fraudulent conduct, or is convicted or sanctioned by any governmental agency in connection with illegal or unethical conduct.

     (c) CHB may terminate this Agreement upon sixty (60) days prior written notice in the event of any material breach by Sponsor of any material term or condition hereof, if such breach is not cured within said sixty (60) day notice period; provided, however, that where Sponsor fails to make payments required hereunder, CHB may terminate this Agreement upon thirty (30) days prior written notice provided such breach is not cured within said thirty (30) day notice period together with payment of applicable interest.

     (d) Sponsor may also terminate this Agreement upon sixty (60) days prior written notice of material breach by CHB or the Principal Investigator if such breach is not cured within that sixty (60) day period.

     (e) Unless precluded by the terms of the License Agreement, either party may also terminate this Agreement at any time upon six (6) months' notice to CHB.

9.   Effect of Termination

     (a) Except as otherwise provided herein, termination of this Agreement shall not be construed to release either party from any obligation which has matured prior to the effective date of the termination, nor shall it terminate the obligations of Article 7 and 8 of this Agreement, and Sponsor shall pay within 30 days after the termination date all Budgeted costs accrued by CHB or the Principal Investigator up to the date of termination. In the event termination requires CHB or the Principal Investigator to terminate the employment of any staff, or the cancellation of any related services or other contracts, or the payment of any research subject expenses, Sponsor shall pay the reasonable and necessary costs of effecting such termination or cancellation, including any employee severance expenses. In the event such staff cannot reasonably be terminated promptly, Sponsor will support their salary continuation until they can be reassigned, provided that CHB makes reasonable efforts to accomplish such reassignment. Sponsor shall also reimburse CHB and Principal Investigator, as the case may be, for any non-cancelable obligations.

     (b) No termination by Sponsor shall be effective prior to Sponsor's completion of the funding of expenses incurred under the Research Program and Sponsor's express obligations under the License Agreement.

     (c) Notwithstanding anything herein to the contrary, in the event Sponsor terminates this Agreement, or any renewal thereof, without Cause (hereinafter, cause is the right to discontinue sponsorship in response to non-performance of a material duty or responsibility due herein by CHB or the Principal Investigator or, delivery of fraudulent data by CHB or the Principal Investigator "Cause") or in the event CHB terminates this Agreement, or any renewal thereof, pursuant to any of paragraphs (a), (b), or (c) of Article 9, CHB shall be under no further obligation to grant to Sponsor any further options or licenses hereunder and CHB may terminate this License and/or any licenses or options granted to Sponsor prior to the date of any such termination.

     (d) Termination of the Sponsored Research Agreement and the License Agreement shall not relieve the Sponsor of development and funding obligations stated in the License Agreement.

10.  Use of Names

     Except as otherwise required by law, and as provided herein with respect to publication, CHB and Sponsor each agree not to use or cite in any manner the name, logos or trademarks of each other or any of their corporate affiliates, nor the name or photograph or other depiction of any employee or member of the staff of either party or such affiliates, nor any adaptation of any of the foregoing, in any advertising, promotional, or sales literature without, in each case, prior written consent from that party and from the individual if such individual's name, photograph or depiction is used.

11.  Assignment

     This Agreement is not assignable by Sponsor or CHB, in whole or in part, without the express written consent of the other party, and any attempt to do so shall be void unless agreed to in writing by the parties. In the ordinary course of business, Sponsor may endeavor to assign its interests in this Agreement to a business successor, approval for which shall not be unreasonably withheld by CHB.

12.  General Provisions

     (a) All rights and remedies hereunder will be cumulative and not alternative, and this Agreement shall be construed and governed by the laws of the Commonwealth of Massachusetts.

     (b) CHB and Sponsor are independent contractors and nothing in this Agreement is intended to create an employer/employee relationship, joint venture, or partnership between the parties. Neither party has the authority to bind the other.

     (c) This Agreement, together with the License Agreement, constitutes the entire agreement between the parties with respect to its subject matter and supersedes all other proposals, representations, promises, understandings, negotiations and other communications between the parties, including Sponsor and the Principal Investigator, whether written or oral, with respect to the Research Program, test articles, the Principal Investigator's research (unless embodied in a separate and unrelated agreement), and any other related matter. There are no undisclosed or unincorporated additional or conflicting terms or conditions. This Agreement may be amended only by written agreement signed by all parties.

     (d) If any provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be impaired thereby.

     (e) The failure of either party to assert a right to which it is entitled, or to insist upon compliance with any term or condition of this Agreement, shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other party.

     (f) This Agreement may be executed in any number of counterparts, each of which shall be deemed an original as against the party whose signature appears thereon, but all of which taken together shall constitute one and the same instrument.

     (g) The signatories below each warrant that he or she is duly authorized to execute this Agreement.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

CHILDREN'S HOSPITAL BOSTON              SPONSOR


By: /s/ Carleen A. Brunelli             By: /s/ Mark J. Pykett
    ---------------------------------       ------------------------------------
    Carleen A. Brunelli, Ph.D.              Mark J. Pykett, V.M.D., Ph.D.
TITLE: Vice President,                  TITLE: President
       Research Administration
                                        DATE: May 10, 2006
DATE:
      -------------------------------

                     PRINCIPAL INVESTIGATOR ACKNOWLEDGEMENT:

Re: PROGRAM: Mechanisms of Axon Regeneration.
    AGREEMENT DATED:
                     ------------------------

I have read and hereby agree to the terms of the referenced Sponsored Research Agreement.


BY: /s/ Zhigang He
    ---------------------------------
    Principal Investigator,
    Children's Hospital Boston
Title: Assistant Professor of
       Neurology

DATE: 05/11/06

APPENDIX A:  PROGRAM

          [**]

APPENDIX B: BUDGET AND PAYMENT SCHEDULE

I. Budget

$[**] per year for a period of three years beginning on the effective date of this Agreement.

II. Payment Schedule

To be paid in equal installments. The first payment is to be due within thirty
(30) days of the Effective Date of this Agreement, subsequent payments due quarterly from the effective date.

APPENDIX C: List of research projects NOT covered by the Research Program (this list may be amended by CHB regularly, during the course of this Agreement).

       [**]

APPENDIX D

"Analogue Inventions" shall mean inventions conceived and reduced to practice during the Sponsored Research Program, generally related to the subject matter described in the claims or specifications of the Patent Rights, that (i) CMCC owns or has sufficient rights to transfer to Licensee; (ii) derive from the activities of Dr. Zhigang He and/or others in his laboratory while at CMCC;
(iii) are invented in the performance of and with funding provided by Licensee under the Sponsored Research Program; (iv) are not identified for further development by Licensee as a Licensed Product either directly or through a sublicense in the accepted Development Plan; (v) are in the same biochemical pathway or are therapeutically active biochemical analogues of products identified by Licensee for development in the accepted Development Plan; and
(vi) are identified by Licensee as being potential but less desirable therapeutic alternatives, for the same indications, to identified products to be developed under the accepted Development Plan, and confirmed as Analogue Inventions pursuant to Section II.M hereof.

"Improvements" shall mean any modification or improvement directed to the subject matter described in the claims or specifications of the Patent Rights;
(i) which CMCC owns or has sufficient rights to transfer; (ii) deriving from the activities of Dr. Zhigang He and/or others in his laboratory while at CMCC;
(iii) discovered or invented in the performance of and with funding under the Sponsored Research Program and within the scope of said Program. In addition, subject to the same terms (i), (ii) and (iii) of this Article I.H., Improvements shall also include any new factors or targets affecting axon regeneration. Improvements do not include New Developments.

"New Developments" shall mean inventions and/or technologies (i) discovered or invented in the performance of the Sponsored Research Program, (ii) funded by and within the scope of the Sponsored Research Program, (iii) but not directed to the subject matter specifically described by the specification or claims of Patent Rights and (iv) is not a new factor or target affecting axon growth. New Developments do not include Improvements.

*    Definitions come from the License Agreement to which is herein referred.

*    Sponsor = Licensee

*    CHB = CMCC

APPENDIX E: List of Principal Investigator's collaborations with commercial entities other than the Sponsor.

       [**]

Appendix 5: Initial Development Plan

As per Article III, Paragraph C, of the companion License Agreements (Agreements) entered into by Boston Life Sciences, Inc. (Licensee), and Children's Medical Center Corporation of Boston (CMCC) for the certain intellectual property derived in the laboratories of Drs. Benowitz and He, BLSI hereby provides "a proposed written development plan ("Initial Development Plan") setting forth critical milestones to be accomplished by Licensee during the term of this Agreement," which said Initial Development Plan is appended to the License Agreements as Appendix 5.

The technologies from the Benowitz and He laboratories pertaining to Positive Regulators and Negative Regulators, respectively, which are subject to the Agreements represent early stage technologies that potentially may be useful in commercial applications of axon regeneration and functional recovery of disorders of the central and/or peripheral nervous system. Because these technologies are at early stages, part of the initial efforts under the Initial Development Plan will entail the research to be carried out under the Sponsored Research Agreements, as defined in Appendix 4 of the Agreements and incorporated herein by reference. Additionally, Licensee will continue to work on its existing programs pertaining to the pre-clinical and clinical development of the Positive Regulator inosine, currently being assessed for its potential in stroke recovery, and the Positive Regulator Oncomodulin for its potential in recovery from optic nerve injury and/or diseases of the retina.

At present, Licensee believes that, pending the success of the research to be carried out in the Sponsored Research Agreements and the results of Licensee's own efforts, within [**] years from the effective date of Agreements, Licensee will initiate a [**]. Within [**] years from the effective date of the proposed master license agreement, Licensee will initiate [**]. Within [**] years from the effective date of the proposed master license agreement, initiate [**]. Within [**] years from the effective date of the proposed master license agreement, initiate [**]. Overall, Licensee anticipates that Licensed Products will address at least three subfields in the Field of Use.

Appendix 6: Confidentiality Disclosure Agreement

                           BOSTON LIFE SCIENCES, INC.

                        Mutual Confidentiality Agreement

This mutual confidentiality agreement (the "Agreement") is made as of the last date of signature below, between the following "Parties":

     I. BOSTON LIFE SCIENCES, INC., a Delaware corporation having a principal place of business at 85 Main Street, Hopkinton, MA 01748, and each of its subsidiary companies (together referred to as "BLSI"); and

     II. CHILDREN'S HOSPITAL BOSTON, having a place of business at 300 Longwood Avenue, Boston, MA 02115, and each of employees, affiliates, and representatives (collectively referred to as the "ORGANIZATION").

AGREEMENT INFORMATION:

Agreement Purpose:        To discuss collaborations and exchange information on
                          axon regeneration technologies, and research, clinical, and commercial uses thereof as well as the prospects for a comprehensive sponsored research and licensing program

Confidentiality Period:   Five (5) years beginning the last date of signing of
                          the Agreement

CONTACT INFORMATION:

BLSI           Boston Life Sciences, Inc.
Address:       85 Main Street
               Hopkinton, MA 01748
Name:          Mark Pykett, VMD, Ph.D., MBA
Telephone      (508) 497-2360
Facsimile:     (508) 497-9964
Email:         mpykett@bostonlifesciences.com

Organization   Children's Hospital Boston
Address:       300 Longwood Avenue
               Boston, MA 02115
Name:          Christine P. Nogueira, Ph.D., MBA
Telephone:     (617) 355-8355
Facsimile:     (617) 730-0146
Email:         Christine.nogueira@childrens.Harvard.edu

1. The following terms and conditions (the Agreement) shall apply to Confidential Information exchanged between BLSI and ORGANIZATION, in connection with the Agreement Purpose further outlined below.

                           BOSTON LIFE SCIENCES, INC.

                        Mutual Confidentiality Agreement

          (a) Each Party intends to discuss certain matters relating to axon regeneration and further, relating to the following proprietary information (the "Subject Matter"): any and all information relating to axon regeneration research programs in the laboratories of Drs. Larry Benowitz and Zhigang He, and research, clinical, and commercial uses thereof.

          (b) Each Party may obtain certain confidential commercial, scientific, and technical information and data on or related to the Subject Matter (such information and data together with any information derived there from, the "Information"). Information shall be subject to the terms of this Agreement if it is either:
               (a) disclosed in writing and marked "Confidential", or (b) if not disclosed in writing, then identified as confidential when first disclosed and/or summarized in a writing that is marked "Confidential" and delivered to the receiving Party within thirty
               (30) days of such first disclosure.

2. Each Party hereby agrees as follows with respect to the Information provided to it by the other Party:

          (a) Such Information shall only be used to determine whether the Parties will entertain joint activities relating to the Subject Matter and in connection with such activities. Each Party shall not use the Information for any other purpose without the prior written consent of the Party that provided such Information.

          (b) Each Party shall treat all Information as confidential and the exclusive property of the other Party, and shall not disclose any of the Information to any third party without first obtaining the written consent of the Party which provided such Information.

          (c) Each Party further agrees to take all practicable steps to ensure that the Information shall not be used by the receiving Party's directors, officers or employees, except on like terms of confidentiality as aforesaid, and that it is kept fully private and confidential by them.

          (d) If, by mistake, disclosed information includes any identifiable patient information, the recipient will immediately, upon discovering such information, or at discloser's request, return it (or any copies).

          (e) The above provisions of confidentiality shall not apply to that part of the Information which a Party is able to demonstrate by documentary evidence:

               (i) was fully in its possession prior to receipt from the other Party; or

               (ii) was in the public domain at the time of receipt from the other Party; or

               (iii) became part of the public domain through no fault of the receiving Party, its representatives, directors, officers or employees; or

               (iv) was lawfully received by such Party from some third party having a right of further disclosure; or

               (v) was developed by the receiving Party completely independently as evidenced by tangible records; or

               (vi) required to be disclosed by applicable law or court order or other valid legal process provided that the Party gives the other Party prompt written notice of the requisite disclosure to enable the other Party to seek a protective order or other appropriate remedy and/or waive compliance with the terms of this Agreement.

          (f) The Confidential Information shall not be deemed to be in the public domain merely because any part of the Confidential Information is embodied in general disclosures or because individual features, components or combinations thereof are published or otherwise known to the public.

3. Each Party agrees that, at the other Party's request, it shall return to the other Party all parts of the Information provided by the other Party in documentary form and shall return or destroy any copies thereof made by such Party, its representatives, directors, officers or employees, except that each Party's legal counsel may retain one copy of such documents for determination of any continuing obligations or record keeping purposes.

4. Nothing herein contained shall be deemed to grant to either party any rights, title, interest or licenses under any patent applications or patents or under any know-how, technology or inventions.

5. Each Party acknowledges that disclosure of the Information or use of the Information contrary to the provisions of this Agreement may cause irreparable harm for which damages at law may not be an adequate remedy, and each party agrees that the provisions of this Agreement prohibiting disclosure or use of the Information contrary to the provisions hereof may be specifically enforced by a court of competent jurisdiction. Notwithstanding any rights or remedies provided for herewith, each party retains all rights to seek injunctive relief to prevent or stop the unauthorized use or disclosure of Information.

                           BOSTON LIFE SCIENCES, INC.

                        Mutual Confidentiality Agreement

6. All information is provided "AS IS" and without any warranty whatsoever, whether express, implied or otherwise, including but not limited to any warranties regarding accuracy, completeness, performance or non-infringement of third party rights or merchantability or fitness for a particular purpose and each Party agrees that the disclosing Party shall have no liability whatsoever to the receiving party resulting from the use of the Information provided.

7. This Agreement supersedes all prior agreements, written or oral, between the Parties relating to the Subject Matter. This Agreement may not be modified, changed or discharged, in whole or in part, except by an agreement in writing signed by the Parties hereto. This Agreement will be binding upon and inure to the benefit of the Parties hereto and their respective heirs, successors and assigns.

8. The confidentiality and non-use obligations under this Agreement shall expire on the fifth (5th) anniversary starting from the last date of signing of this Agreement.

Signed for and on behalf of             Signed for and on behalf of
BOSTON LIFE SCIENCES, INC.              ORGANIZATION


/s/ Mark J. Pykett                      /s/ Donald P. Lombardi
-------------------------------------   ----------------------------------------
Signature Mark J. Pykett, VMD, Ph.D.,   Signature Donald P. Lombardi
          MBA                           Title: Chief Intellectual Property
Title: President and COO                       Officer

Date: 12/02/05                          Date: Nov. 30, 2005

Appendix 7: Diligence Requirements for the Technologies Licensed Exclusively Under this Agreement

Group   License   Diligence   Payments
-----   -------   ---------   --------
[**]    [**]      [**]        [**]
[**]    [**]      [**]        [**]
[**]    [**]      [**]        [**]

Group   License   Diligence   Payments
-----   -------   ---------   --------
[**]
[**]    [**]      [**]        [**]